HCP Appoints Lydia Kennard and Kent Griffin to its Board of Directors
Brian Cartwright Named Chairman
Board Adopts Mandatory Retirement Age for Directors

IRVINE, Calif., May 2, 2018 /PRNewswire/ -- HCP (NYSE: HCP) today announced significant updates to its Board of Directors and related corporate governance enhancements.

Appointment of Two New Independent Directors
HCP has appointed Lydia Kennard and Kent Griffin as independent directors to its Board, effective immediately. In connection with the appointments of Ms. Kennard and Mr. Griffin, as well as Board refreshment initiatives, the Board has realigned all of its committee memberships. Ms. Kennard will serve as a member of the Audit Committee, as well as the Compensation and Human Capital Committee. Additionally, Mr. Griffin will serve as a member of the Audit Committee, as well as the Investment and Finance Committee.

“Lydia and Kent are both highly qualified and accomplished professionals, and we are confident their skills and perspectives will enhance our Board’s effectiveness in overseeing the successful execution of our strategic plan,” said Tom Herzog, HCP’s President and CEO. “These appointments demonstrate our Board’s focus on refreshment, with half of our directors now having served for less than five years.”

“Lydia brings to our Board the skills of an accomplished CEO, extensive experience leading Los Angeles World Airports, as well as significant service on other public boards,” noted Mr. Herzog. “Kent is a seasoned REIT executive with a high-level of expertise in life science real estate, one of our primary business segments, as well as a financial background in investment banking and public accounting. We are honored to have two individuals of this caliber join our Board, and we look forward to their future contributions.”

Appointment of Chairman of the Board
HCP announced that Brian Cartwright has been appointed Chairman of the Board. Dave Henry who previously served as HCP’s Lead Independent Director, as well as Chairman during the interim period following Mr. McKee’s retirement, said, “As former General Counsel of the SEC, Brian possesses unparalleled and distinguished corporate governance, regulatory and legal expertise.” Mr. Henry continued, “As a part of the senior executive team that grew a local law firm into a preeminent global organization, Brian’s business acumen will serve the Board well as it navigates an increasingly dynamic business environment. I look forward to continuing to work alongside of him.” Mr. Henry will serve as Chair of the Investment and Finance Committee, given his comprehensive expertise in the REIT industry and more than 30 years of real estate investment knowledge.

Adoption of Mandatory Retirement Age for Directors
HCP also announced that as part of the Board’s commitment to refreshment, a mandatory retirement age of 75 for directors has been adopted, subject to certain exceptions necessary to ensure an orderly transition of new Board members.

About Ms. Kennard and Messrs. Griffin and Cartwright
Lydia Kennard has served as President and CEO of KDG Development Construction Consulting since 2011, as well as a principal of Airport Property Ventures, LLC, since 2007. She previously served as executive director and deputy executive director of Los Angeles World Airports from 1994 to 2003 and from 2005 to 2007. Prior to that, Ms. Kennard was founder and president of KDG from 1980 to 1994. She presently serves on the public company boards of Prologis, Inc. and Freeport-McMoRan, Inc. Ms. Kennard has a B.A. from Stanford University, an M.A. from Massachusetts Institute of Technology (MIT), and a J.D. from Harvard University.

R. Kent Griffin, Jr. has served as managing director of PHICAS Investors since 2016. He previously served in the roles of president, chief operating officer and chief financial officer of BioMed Realty Trust, Inc. from 2006 to 2015. Prior to that, Mr. Griffin was a senior vice president in the investment banking division of Raymond James & Associates, Inc. from 2003 to 2006, was an associate in the investment banking division of J.P. Morgan Securities, Inc. from 1998 to 2003, and was an auditor at Arthur Andersen, LLP from 1992 to 1997. He serves on the public company board of TIER REIT, Inc. Mr. Griffin has a B.S. from Wake Forest University and an M.B.A. from the University of North Carolina at Chapel Hill.

Brian Cartwright served as General Counsel of the U.S. Securities and Exchange Commission from 2006 to 2009. From 2009 to 2011, Mr. Cartwright was a Senior Advisor at the law firm of Latham & Watkins LLP, and between 1988 and 2005, he was a partner with Latham & Watkins LLP, where he served in various senior management positions, including as a member of its Executive Committee. Mr. Cartwright has served as a Senior Advisor at Patomak Global Partners, LLC, a regulatory consulting firm, since 2012. He has served on the public company board of Investment Technology Group, an independent broker and financial technology provider, since 2016. Mr. Cartwright has a B.S. from Yale University, a Ph.D. in physics from University of Chicago, and a J.D. from Harvard University.

About HCP
HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio primarily diversified across life science, medical office and senior housing. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index. For more information regarding HCP, visit www.hcpi.com.

Contact
Andrew Johns
Vice President – Finance and Investor Relations
(949) 407-0400

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